Exhibit 99.h(1)(b)

AMENDMENT NUMBER 1 TO THE THIRD AMENDED AND RESTATED
TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2007, is made to the Third Amended and Restated Transfer Agency and Service Agreement dated July 1, 2006, (the “Agreement”) between AIM Sector Funds (the “Fund”) and AIM Investment Services, Inc. (“AIS”) pursuant to Article 11 of the Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend Schedule A of the Agreement to include out-of-pocket expenses that may be associated with the administration of the Fund’s Rule 22c-2 compliance program:

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows;

Item 4 of Schedule A of the Agreement is hereby amended to include the following:

“(u)         Fees and expenses assessed by third-party service providers in connection with the compilation and delivery of shareholder transaction data requested by the Transfer Agent in connection with its administration of the Fund’s Rule 22c-2 compliance program.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

AIM SECTOR FUNDS

	By:	/s/ John M. Zerr
Senior Vice President

ATTEST:

/s/ Stephen R. Rimes
Assistant Secretary

AIM INVESTMENT SERVICES, INC.

	By:	/s/ William J. Galvin, Jr.
President

ATTEST:

/s/ Stephen R. Rimes
Assistant Secretary